Exhibit 99.1

Genie Energy Announces Full Redemption of Its Preferred Stock

NEWARK, NJ – May 16, 2023: Genie Energy Ltd., (NYSE: GNE, GNEPRA), (“Genie Energy”) a leading retail energy and renewable energy solutions provider, announced that its Board of Directors has approved the redemption of all outstanding shares of its Series 2012-A Preferred Stock (CUSIP: 372284307) (“Preferred Stock”).

On June 16, 2023 (the “Redemption Date”}, Genie Energy will exercise its right to redeem all 748,064 outstanding shares of its Preferred Stock for $8.50 per share, together with an amount equal to all dividends accrued and unpaid up to, but not including, the Redemption Date.

Michael Stein, CEO of Genie Energy, commented, “The redemption of our remaining outstanding Preferred Stock reflects our strong financial position - with over $105 million in cash and cash equivalents, over $142 million in working capital, and no debt as of March 31, 2023. With the proven cash generative power of our retail energy supply business, and our expectations that both our retail and renewable energy businesses will create significant shareholder value, holders of our our common stock are best served by the retirement of this expensive preferred instrument.”

The aggregate redemption payment amount will be approximately $6.4 million, plus the aggregate accrued but unpaid dividend amount.

Following the redemption, there will be no shares of Genie Energy Preferred Stock outstanding, all rights of Preferred Stockholders will terminate, and the Preferred Stock (currently listed on the NYSE with the symbol GNEPRA) will no longer trade.

The notice of redemption and related materials will be mailed to holders of record of Series 2012-A Preferred Stock as of May 16, 2023. As specified in the notice of redemption, payment of the applicable redemption price will be made only upon presentation and surrender of the certificates representing the Preferred Stock to the redemption agent, American Stock Transfer & Trust Company, LLC.

Questions regarding the redemption of the Series A Preferred Stock may be directed to the company’s redemption agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: Corporat Actions

Tel.: (800) 937-5449

(718) 921-8317

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

About Genie Energy

Genie Energy Ltd., (NYSE: GNE, GNEPRA) is a retail energy and renewable energy solutions provider. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in selected markets in Europe. The Genie Renewables division is a vertically-integrated provider of commercial, community, and utility-scale solar energy solutions. For more information, visit Genie.com.

Genie Energy Investor Relations Contact:

Brian Siegel IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com

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